Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of August 13, 2025 (the “Effective Date”), by and between SOLITRON DEVICES, INC., a Delaware corporation (the “Company”), and MARK MATSON (the “Executive”). Company and Executive are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties previously entered into a certain Executive Employment Agreement effective as of February 27, 2018, which contained automatic one-year extensions;

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of Executive’s employment with Company, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.              Recitals. The Parties agree that the foregoing Recitals to this Agreement are true and correct and are incorporated by reference in this Agreement, as if fully set forth below.

2.             Employment Term. Unless terminated earlier in accordance with Section 7 hereof, Executive’s employment with Company pursuant to this Agreement shall have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”), which shall be extended automatically without any action by either Party for successive terms of one (1) year commencing on the applicable anniversary of the Effective Date (each such successive year being a “Renewal Term,” such Renewal Terms and the Initial Term are hereinafter collectively referred to as the “Employment Term”), unless either Party gives written notice to the other Party not less than one hundred twenty (120) days prior to the end of the Initial Term or a Renewal Term, as the case may be (the “Notice Period”), of such Party’s election not to renew this Agreement (“Notice of Non-Renewal”).

3.            Position; Duties; Exclusive Employment.

(a)        Position and Duties. Executive shall serve as President and Chief Operating Officer of Company, reporting directly to the Board of Directors of the Company or the designee of the Board of Directors, and shall have such duties, authority, and responsibility as shall be assigned and determined from time to time by the Board of Directors. While serving as President and Chief Operating Officer, Executive agrees to utilize Executive’s best efforts to diligently and faithfully perform the duties that may be assigned to Executive from time to time by the Board of Directors. Executive agrees to comply with all policies, procedures, and practices established by Company from time to time, and to perform Executive’s duties hereunder in accordance with all applicable laws and Company’s by-laws.

a)           Exclusive Employment. Executive agrees to devote Executive’s full business time and attention exclusively to the performance of Executive’s duties hereunder and in furtherance of the business of Company; provided, however, that during the Employment Term the Executive shall be allowed to devote a reasonable amount of Employee’s business time and attention each workweek to other creative interests, and such activity shall be outside of the scope of Employee’s employment with the Employer (the “Outside Activity”). Other than the Outside Activity, Executive agrees that Executive will not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of Executive’s duties hereunder, without the prior written consent of the Board. Executive shall not, during the Employment Term, be involved directly or indirectly, in any manner, as a partner, officer, director, stockholder, consultant, advisor, investor, creditor or employee for any company engaged in a substantially similar business to Company; however, Executive may use Executive’s personal funds to invest in a publicly traded company, but shall not own more than two (2%) percent of the stock thereof. Notwithstanding the foregoing, Executive may engage in religious, charitable or other community activities as long as such services and activities do not interfere with Executive’s performance of Executive’s duties to Company.

4.              Compensation.

(a)          Annual Base Salary. During the Employment Term, Company shall pay to Executive an annual base salary of Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00) (the “Base Salary”). The Base Salary shall be payable in accordance with Company’s normal payroll practices, but in no event less frequently than monthly and prorated for any partial month worked.

(b)         Stock Purchase Option. The Executive shall receive an option to purchase up to fifty thousand (50,000) shares of Company’s common stock exercisable at $14.50 per share for a period of ninety days after the Effective Date of this Agreement.  In addition, during the Initial Term the Executive will have the right to buy up to 5,000 shares of common stock (subject to adjustment for stock splits and the like) at the end of each fiscal quarter based on the weighted average price during such recently completed fiscal quarter and subject to the Company’s Insider Trading Policy. The Executive will have thirty days from the end of each fiscal quarter to notify the Company and make the purchase of the shares of common stock for cash consideration.

(c)          Bonus Plan. Executive shall be entitled to a bonus plan based on the earnings of the operating business under his management, currently Solitron and Micro Engineering. Executive shall be entitled to a percentage of pre-tax profits up until the time that the Company’s net operating losses are used, thereafter, after-tax profits based on the following schedule: Up to $3 million: 0%; $3 million to $4 million: 4%; $4 million to $5 million: 5%; $5 million to $6 million: 6%; Greater than $6 million: 7%.

(d)          Withholding Taxes. All forms of compensation paid or payable to Executive, whether set forth in this Agreement or otherwise, are subject to reduction to reflect applicable withholding and payroll taxes.

5.             Reimbursement of Business Expenses. Company will reimburse Executive for reasonable and fully documented out-of-pocket business expenses, in accordance with Company’s policies, which may be subject to modification without advance notice, and provided that Executive furnishes Company with such evidence relating to such expenses as Company may reasonably require to substantiate such expenses for tax purposes.

6.             Benefits. Company will provide Executive with the following benefits during the Employment Term:

(a)        Health Insurance. Company will provide health insurance coverage for Executive and Executive’s qualified dependents under health insurance plans that are offered to employees by Company, to the same extent as the coverage offered to other similarly situated employees of Company, subject to all eligibility requirements and rules applicable to such health insurance plans, and further subject to Company’s right to amend, alter, terminate or eliminate any such plans from time to time in Company’s sole discretion, subject to the terms of such plans and applicable law.

(b)        Disability Insurance. Company will provide disability insurance coverage for Executive under a disability insurance plan underwritten by a nationally-recognized insurance company, providing for a maximum monthly benefit of [eighty percent (80%)] of the product of the Base Salary times twenty-four (24), and subject to all eligibility requirements and rules applicable to such disability insurance plan, subject to applicable law.1

(c)         Term Life Insurance. The Company shall pay directly to the insurance carrier the cost of premiums due on a term life insurance in the amount of One Million and No/100 Dollars ($1,000,000), with such beneficiary or beneficiaries thereunder as may be designated from time to time by Executive. The policy shall remain in effect for the duration of Executive’s employment with the Company under the Agreement. The obligation of the Company to purchase such policy shall be conditioned on Executive’s successful completion of any required medical examination(s) such that the policy can be bought at standard rates. The Company shall reimburse Executive all amounts to maintain such policy in full force and effect during the Term of this Agreement.

(d)         Vehicle Allowance. Company will purchase or lease a vehicle for Executive’s business and personal use and pay the cost of insurance coverage for the vehicle, provided that the total cost to Company for the lease of the vehicle does not exceed Two Thousand and No/100 Dollars ($2,000.00) per month. The Company shall provide insurance for said leased vehicle.

(e)       Cellular Telephone. Company will reimburse the Executive for the cost of Executive's monthly cellular telephone services, subject to the submission of corroborating documentation by Executive to Company substantiating the expenses incurred by the Executive. In the event of termination of this Agreement for any reason, Company shall pay to Executive all applicable fees and costs incurred by Executive to cancel the cellular telephone contract associated with the cellular telephone being used by Executive as of the date of termination of this Agreement, within thirty (30) days of the submission of corroborating documentation by Executive to Company substantiating the fees and costs incurred by Executive.

1 If the Company's disability insurance plan does not cover the level of disability insurance requested by Mr. Matson, then the Company will be required to purchase additional insurance, the coverage and cost of which will be subject to Mr. Matson's health and other eligibility requirements under such insurance policy.  The Company may consider including a maximum cap on the cost of such policy.

(f)         Paid Vacation. Executive will be eligible for four (4) weeks of paid vacation each calendar year during the Employment Term, which shall be prorated for any partial calendar year of employment. Executive will be entitled to carry over unused vacation time into a subsequent calendar year, as per Company policy. In addition, Executive will be able to participate in PTO “payout”, as per Company policy. Executive must obtain advance approval from the CEO prior to taking vacation, and such vacation shall not, in the reasonable judgment of the CEO, materially interfere with Executive’s fulfillment of Executive’s duties hereunder.

(g)          Additional Benefit Programs. Executive shall be entitled to additional fringe benefits and perquisites consistent with the practices of Company, and to the extent Company provides similar benefits or perquisites (or both) to similarly situated employees of Company, including participation in Company’s 401(k) plan, subject to all eligibility requirements and rules applicable to such benefit and perquisite programs, and further subject to Company’s right to amend, alter, terminate or eliminate any such benefit and perquisite programs from time to time in accordance with applicable law.

7.              Termination.

(a)         Termination By Company With or Without Cause. Company may terminate this Agreement at any time, with or without Cause, which shall be effective upon delivery by Company of written notice to Executive of such termination. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events:

(i)    Material breach by Executive of any term or condition of this Agreement, including, without limitation, Executive’s failure or refusal to perform, neglect of, inattentiveness to, or inability to perform (except where due to a Disability), to the satisfaction of the Board of Directors, Executive’s duties and responsibilities, as set forth herein or otherwise delegated to Executive pursuant to this Agreement, which such breach by Executive has not been cured (if curable) within ten (10) business days after receipt by Executive of written notice from the Board of Directors specifically identifying the breach and the required action to cure (if curable) the breach; provided, however, Company shall not be required to offer Executive an opportunity to cure any such breach on more than two (2) occasions during the Employment Term;

(ii)    Material failure by Executive to comply with any policy of the Company after prior notice has been provided to Executive;

(iii)    Executive commits any breach of fiduciary duty, act of gross negligence or willful misconduct in the performance of Executive’s duties and responsibilities for Company;

(iv)    Executive commits any act of dishonesty or disloyalty affecting Company, or any act constituting fraud, theft, embezzlement, misappropriation, or other unlawful activity;

(v)    Executive has been convicted of, or has plead guilty or nolo contendere to, a felony or a crime involving dishonesty or moral turpitude;

(vi)    Executive’s use of illegal drugs, or repeated drunkenness by the Executive on Company property or while performing duties for the Company off Company property; or

(b)          Termination Due to Death or Disability of Executive. This Agreement shall terminate automatically upon the Executive’s death. This Agreement shall be terminated upon thirty (30) days’ written notice by Company to Executive that Company has made a good faith determination that Executive has a Disability. For purposes of this Agreement, “Disability” means the incapacity or inability of Executive, whether due to accident, sickness or otherwise, as confirmed in writing by a medical doctor acceptable to Company, to perform the essential functions of Executive’s position under this Agreement, with or without reasonable accommodation, for an aggregate of ninety (90) days during any twelve (12) month period of the Employment Term or an aggregate of six (6) months at any time during the Employment Term. Upon written request by Company, Executive shall, as soon as practicable, provide Company with medical documentation and other information sufficient to enable Company to determine whether Executive has a Disability.

8.              Payments Upon Termination.

(a)        Payment of Accrued Obligations. In the event that the Executive’s employment with the Company terminates for any reason, including upon expiration of the Employment Term, the Company’s obligation to compensate the Executive shall in all respects cease as of the date of termination, except that the Company shall pay to the Executive through the date of termination (i) any accrued but unpaid Base Salary, and (ii) any rights or payments that are vested benefits or that the Executive is otherwise entitled to receive at or subsequent to the date of termination of employment under any benefit plan or any other contract or agreement with the Company, which shall be payable in accordance with the terms of such benefit plan, contract or agreement, except as explicitly modified by this Agreement, including, without limitation, any of the Executive’s business expenses that are reimbursable, but have not been reimbursed as of the date of termination of employment (the “Accrued Obligations”). The Company shall pay to the Executive (or to the Executive’s estate in the event of Executive’s death), the Accrued Obligations within thirty (30) days after the date of termination of the Executive's employment with the Company.

(b)        Severance Upon Termination By Company Without Cause. In the event this Agreement is terminated by the Company without Cause, Executive shall receive, subject to the Executive's execution and non-revocation of a general release of claims in favor of the Company and its affiliates, successors, assigns, officers, directors, employees, agents, and shareholders which shall have become irrevocable within sixty (60) days following the termination of such employment, in a form provided by the Company, which form shall include, among customary terms and conditions, the survival of Executive’s obligations in Sections 10, 11, 12 and 13 of this Agreement following termination of Executive’s employment with Company (the “Release Agreement”): (i) a lump sum payment equal to two (2) times the Base Salary in effect as of the date of termination of this Agreement (the “Severance Payment”); and (ii) to the extent the Executive timely and properly elects health continuation coverage for Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for continuing health insurance coverage for the Executive, subject to the eligibility requirements set forth in this Section 8(b). Such reimbursement shall be paid to the Executive on the [fifteenth (15th)] day of the month immediately following the month in which the Executive submits documentation to the Company substantiating Executive's timely payment of the monthly COBRA premium (the “COBRA Reimbursement”). The Executive shall be eligible to receive the COBRA Reimbursement until the earliest of: (A) the thirty-six (36) month anniversary of the date of termination; (B) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which the Executive becomes eligible to receive substantially similar coverage at substantially similar or lesser cost from another employer or other source. Notwithstanding the foregoing, if the Company's making the COBRA Reimbursement under Section 8(b)(ii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the Parties agree to reform Section 8(b)(ii) in a manner as is necessary to comply with the ACA. In the event that Executive executes (and does not timely revoke) the Release Agreement, the Severance Payment will be paid to Executive within sixty (60) days of Executive’s termination date. Notwithstanding the foregoing, if the above-referenced sixty (60) day period begins in one taxable year of the Executive and ends in a second taxable year of the Executive, the lump sum payment shall be made in the second taxable year (and within such sixty (60) day period). The Severance Payment and COBRA Reimbursement shall terminate immediately if Executive violates the post-termination restrictive covenants in Sections 10, 11, 12, or 13 of this Agreement.

9.            Accelerated Vesting of Stock Options Upon Termination by Company Without Cause. In the event this Agreement is terminated by the Company without Cause, all options granted to Executive shall immediately vest subject to their respective terms.

10.            Non-Disclosure of Confidential Information.

(a)        Confidential Information. Executive acknowledges that in the course of Executive’s employment with Company, Executive will use, have access to, and develop, Confidential Information of Company. For purposes of this Agreement, “Confidential Information” shall mean and include all information, whether written or oral, tangible or intangible (in any form or format), of a private, secret, proprietary or confidential nature, of or concerning Company or its business or operations, including without limitation: any trade secrets or other confidential or proprietary information which is not publicly known or generally known in the industry; the identity, background, and preferences of any current, former, or prospective customers, affiliates, distributors, suppliers, vendors, or referral sources; pricing and financial information; current and prospective customer, distributor, supplier, or vendor lists and leads; proposals with prospective customers, affiliates, suppliers, or vendors; contracts with customers, distributors, affiliates, suppliers, or vendors; marketing plans; brand standards guidelines; proprietary computer software and systems; marketing materials and information; information regarding corporate opportunities; operating and business plans and strategies; research and development; policies and manuals; personnel information of employees that is private and confidential; any information related to the compensation of employees, consultants, agents or representatives of Company; sales and financial reports and forecasts; any information concerning any product, technology or procedure employed by Company but not generally known to its customers, prospective customers, distributors, vendors or competitors, or under development by or being tested by Company; any inventions, innovations or improvements covered by Section 13; and information concerning planned or pending acquisitions or divestitures. Notwithstanding the foregoing, the term Confidential Information shall not include information which (A) becomes available to Executive from a source other than Company or from third parties with whom Company is not bound by a duty of confidentiality, or (B) becomes generally available or known in the industry other than as a result of its disclosure by Executive.

(i)    Executive acknowledges and agrees that the Confidential Information is treated by Company as confidential and derives independent value from not being generally known to and not readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Executive further acknowledges and agrees that such Confidential Information has been the subject of efforts by Company which are reasonable under the circumstances to maintain its confidentiality.

(ii)    Executive acknowledges that Company has extended extensive time, effort, and money to develop the Confidential Information and that the Confidential Information could be acquired and duplicated by others only with great difficulty and expense. Executive further acknowledges that the Confidential Information is of a confidential and proprietary nature, and is a valuable, special, and unique property and asset of Company.

(iii)    Executive further understands that the purpose of this non-disclosure provision is to protect Company and is limited so as to apply only to the extent necessary to protect the interests of Company. Executive further acknowledges and understands that Company would not be willing to provide access to the Confidential Information to Executive without the assurance of reasonable protection against Executive’s use of this information in a manner inconsistent with Company’s best interest.

(iv)    During the course of Executive’s employment with Company, Executive agrees to use Executive’s best efforts to maintain the confidentiality of the Confidential Information, including adopting and implementing all reasonable procedures prescribed by Company to prevent unauthorized use of Confidential Information or disclosure of Confidential Information to any unauthorized person.

(v)    Executive agrees that all Confidential Information shall be Company’s sole property during and after Executive’s employment with Company. Executive agrees that Executive will not remove any hard copies of Confidential Information from Company’s premises, will not download, upload, or otherwise transfer copies of Confidential Information to any external storage media or cloud storage (except as necessary in the performance of Executive’s duties for Company and for Company’s sole benefit), and will not print hard copies of any Confidential Information that Executive accesses electronically from a remote location (except as necessary in the performance of Executive’s duties for Company and for Company’s sole benefit).

(vi)    Other than as contemplated in Section 10(a)(vii) below, in the event that Executive becomes legally obligated to disclose any Confidential Information to anyone other than to Company, Executive will provide Company with prompt written notice thereof so that Company may seek a protective order or other appropriate remedy and Executive will cooperate with and assist Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that Company waives compliance with the provisions of this Section 10(a)(vi) to permit a particular disclosure, Executive will furnish only that portion of the Confidential Information which Executive is legally required to disclose.

(vii)    Nothing in this Agreement shall be construed to prohibit Executive from: filing a charge or participating in any investigation or proceeding conducted by any federal, state or local government agency charged with enforcement of any law; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Executive acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(b)         Restrictions on Use And Disclosure Of Confidential Information. During the Employment Term and thereafter, Executive agrees: (i) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Confidential Information, except as necessary in the performance of Executive’s duties for Company and for Company’s sole benefit; (ii) not to make, or cause to be made, copies (in any form or format) of the Confidential Information, except as necessary in the performance of Executive’s duties for Company and for Company’s sole benefit; and (iii) to promptly and fully advise Company of all facts known to Executive concerning any actual or threatened unauthorized use of the Confidential Information or disclosure of the Confidential Information to any unauthorized person about which Executive becomes aware. The restrictions contained in this Section 10(b) also apply to Confidential Information developed by Executive during Executive’s employment with Company, which are related to Company or to Company’s subsidiaries, affiliates, successors, or assigns, as such information is developed for the benefit of and ownership of Company and all rights and privileges to such information or derivative works, including but not limited to trademarks, patents and copyrights, remain with Company.

(c)          Third Party Information. Executive acknowledges that during the Employment Term, Executive may receive or have access to confidential or proprietary information belonging to third parties (“Third Party Information”). During the Employment Term and thereafter, Executive agrees: (i) to hold the Third Party Information in the strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Third Party Information to any unauthorized person, and follow all of Company’s policies regarding protecting the Third Party Information; (ii) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Third Party Information, except as necessary in the performance of Executive’s duties for Company; (iii) not to make, or cause to be made, copies (in any form or format) of the Third Party Information, except as necessary in the performance of Executive’s duties for Company; and (iv) to promptly and fully advise Company of all facts known to Executive concerning any actual or threatened unauthorized use of the Third Party Information or disclosure of the Third Party Information to any unauthorized person about which Executive becomes aware.

(d)         Prior Employer’s Confidential Information. During the course of Executive’s employment with Company, Executive shall not use or disclose any confidential information or trade secrets belonging to any prior employer or other third party which Executive may have learned through prior employment. If at any time during the employment with Company, Executive believes Executive is being asked to engage in work that shall, or shall be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other third parties, Executive shall immediately advise the CEO so that Executive’s duties can be modified appropriately. Executive represents and warrants to Company that Executive took nothing confidential with Executive that belonged to any former employer when Executive left Executive’s prior position of employment, and that Executive does not have possession of any documents in any form or format that contains any confidential information that belongs to any former employer or any other third party. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer or other third party. Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(e)         Return of Confidential Information and Property. Upon termination of Executive’s employment with Company, notwithstanding the reason or cause of termination, and at any other time upon written request by Company, Executive immediately shall return to Company all originals, copies, or duplicates, in any form or format (whether paper, electronic or other storage media), of the Confidential Information and the Third Party Information, as well as any and all other documents, computer discs, computer data, equipment, and property of Company (including laptop computers if one has been provided to Executive), relating in any way to Company’s business or in any way obtained by Executive during the course of Executive’s employment with Company. Executive further agrees that after termination of Executive’s employment with Company, Executive shall not retain any copies, notes, or abstracts in any form or format (whether paper, electronic or other storage media) of the Confidential Information, the Third Party Information, or other documents or property belonging to Company.

11.            Non-Competition and Non-Solicitation.

(a)         Non-Competition. Executive acknowledges the highly competitive nature of Company’s business and, in consideration of the payment of the Base Salary and certain benefits by Company to Executive of amounts that may hereafter be paid to Executive pursuant to the terms hereof (which Executive acknowledges is sufficient to justify the restrictions contained below), Executive agrees that during the Employment Term and for one (1) year2 from the date of termination of Executive’s employment with Company for any reason (the “Restricted Period”), Executive will not compete with the business of Company, which means that Executive will not engage, directly or indirectly, as a principal, officer, agent, employee, director, member, partner, stockholder (other than as the passive holder of less than 2% of the outstanding stock of a publicly-traded corporation), independent contractor, or through the investment of capital, lending of money or property, rendering of consulting services or advice, or in any other capacity, in the Covered Business (as hereinafter defined) in any jurisdiction in which Company does business at or prior to the date of termination of Executive’s employment with Company for any reason (the “Covered Area”). For purposes of this Agreement, “Covered Business” shall mean the business conducted, services offered and/or products sold by Company at or prior to the date of termination of Executive’s employment with Company and any lines of business described in Company's business plans that have been presented to the Board during the Employment Term.

(b)         Non-Solicitation. Executive agrees that during the Restricted Period, Executive shall not (i) directly or indirectly, solicit or attempt to solicit any of the employees, independent contractors, agents, or representatives of Company, or any person who was an employee, independent contractor, agent, or representative of Company in the preceding one (1) year period, to leave Company, sever or reduce business relations with the Company or to cease to be engaged by Company, (ii) directly or indirectly, hire or employ or attempt to hire or employ any of the employees, independent contractors, agents or representatives of Company, or (iii) directly or indirectly, solicit or attempt to solicit any customer, vendor, or distributor of Company to sever or reduce business relations with the Company.

2 The Consulting Agreement provided for a one-year post termination non-compete and non-solicitation; however, Mr. Matson will be receiving 2 years Base Salary if he is terminated without Cause.  Therefore, it is reasonable to propose a 2-year post-termination restrictive period.

(c)         Scope of Restrictive Covenants. Company and Executive recognize and agree that Company conducts business operations and generates revenues from customers located throughout the Covered Area. Executive acknowledges that Company would be greatly damaged if Executive took action that would violate the restrictive covenants of this Section 11 anywhere in the Covered Area. Accordingly, Company and Executive agree that the restrictive covenant provisions contained in this Section 11 are applicable to the Covered Area, and Executive shall be prohibited from violating the terms of this Section 11 from any location anywhere in the Covered Area.

(d)       Reasonableness of Restrictive Covenants. Executive agrees that the promises made in this Section 11 are reasonable and necessary for protection of Company’s legitimate business interests including, but not limited to: the Confidential Information; customer good will associated with the specific marketing and trade area in which Company conducts its business; Company’s substantial relationships with prospective and existing customers, distributors, referral sources, suppliers, and vendors; and a productive and competent and undisrupted workforce. Executive agrees that the restrictive covenants in this Agreement will not prevent Executive from earning a livelihood in Executive’s chosen business, they do not impose an undue hardship on Executive, and that they will not injure the public.

(e)        Tolling of Restrictive Period. The time period during which Executive is to refrain from the activities described in Section 11 of this Agreement will be extended by any length of time during which Executive is in breach of any provision of this Agreement. Executive acknowledges that the purposes and intended effects of the restrictive covenants would be frustrated by measuring the period of the restriction from the date of termination of Executive’s employment where Executive failed to honor the restrictive covenant until required to do so by court order.

12.         Non-Disparagement. Executive agrees that at all times during and after the Employment Term, Executive will not engage in any conduct that is injurious to the reputation or interests of Company, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about Company, any of Company’s members, directors, officers, employees or agents, or Company’s operations, financial condition, prospects, products or services. However, nothing in this Agreement shall prohibit Executive from: exercising protected rights under Section 7 of the National Labor Relations Act; filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer any law, rule, or regulation; testifying truthfully in any forum or before any government agency responsible for enforcing any law, rule, or regulation; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation.

13.            Intellectual Property.

(a)        Work Products. Executive agrees that the Company is and will be the sole and exclusive owner of all ideas, inventions, discoveries, improvements, designs, plans, methods, works of authorship, deliverables, writings, brochures, manuals, know-how, method of conducting its business, policies, procedures, products, processes, software, or any enhancements, or documentation of or to the same and any other work product in any form or media that Executive makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of Executive’s employment for the Company or with the use of the Company’s time, materials or facilities, and is in any way related or pertaining to or connected with the present or anticipated business, products or services of the Company whether produced during normal business hours or on personal time (collectively, “Work Products”). For clarification, this Section shall not apply to any work products unrelated to the Company’s business, products or services that the Executive works on in his personal time.

(b)         Inventions, Patents and Other Intellectual Property. “Intellectual Property” means any and all (a) copyrights and other rights associated with works of authorship throughout the world, including neighboring rights, moral rights, and mask works, (b) trade secrets and other confidential information, (c) patents, patent disclosures and all rights in inventions (whether patentable or not), (d) trademarks, trade names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (e) all other intellectual and industrial property rights of every kind and nature throughout the world and however designated, whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in effect.

(c)        Assignment and Work-For-Hire. Except for any Prior Inventions as set forth in Section 13(f) below, Executive agrees to assign and transfer and hereby does assign and transfer to the Company, to the fullest extent permitted by applicable law, all right, title, and interest in and to the Work Products, including but not limited to any and all Intellectual Property pertaining thereto, and in and to all works based upon, derived from, or incorporating such Work Products, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement. Executive hereby acknowledges that Executive’s work and services provided for the Company and all results and proceeds thereof, including, without limitation, the Work Products, are works done under the Company’s direction and control and have been specially ordered or commissioned by the Company. To the extent the Work Products are copyrightable subject matter, they shall constitute “works made for hire” for the Company within the meaning of the Copyright Act of 1976, as amended, and shall be the exclusive property of the Company, and should any Work Product be held by a court of competent jurisdiction to not be a “work made for hire,” Executive shall and does hereby assign the copyright therein to the Company. Any patent application filed by Executive within one (1) year after termination of Executive's employment with the Company shall be presumed to relate to an invention which was made during the Employment Term unless Executive can provide evidence to the contrary. Executive hereby waives and further agrees not to assert his rights known in various jurisdictions as moral rights and grants the Company the right to make changes, as the Company deems necessary, in the Work Products.

(d)         License to Company. In the event that, notwithstanding the assignment of all Work Products and Intellectual Property as set forth in Section 13(c) above, Executive is deemed to own or have any Intellectual Property that are used, embodied, or reflected in the Work Products, Executive hereby grants to the Company, its successors and assigns, the non-exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed the Work Products and Intellectual Property.

(e)        Disclosure to Company; Power of Attorney. Executive shall promptly disclose to the Company each Work Product and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto to the Company. Following the disclosure of each Work Product to the Company, Executive will, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection. In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact (which designation and appointment shall be (a) deemed coupled with an interest and (b) irrevocable, and shall survive Executive’s death or incapacity), to act for and in Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Executive.

(f)         Prior Inventions; License Thereof to Company. Executive claims right, title and interest in and to certain inventions, innovations, policies, procedures, products, improvements, software, ideas, discoveries, works of authorship, and other intellectual property, whether patentable or copyrightable or not, created prior to the earlier of Executive’s receipt of any Confidential Information, the effective date of the Consulting Agreement, or the Effective Date of this Agreement (collectively, “Prior Inventions”), which will be or may be used for or provided to the Company in the course of performing the duties and services hereunder, or incorporated into any Work Products. The Company agrees that such Prior Inventions are not assigned to the Company, provided, however, Executive unconditionally grants to the Company during the term of such rights, a non-exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such Prior Inventions. Executive represents and warrants that use of such Prior Inventions by the Company does not and will not violate any third parties’ rights.

14.           Severability; Independent Covenants. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal, or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced as modified. If, moreover, any part of this Agreement is for any reason held too excessively broad as to time, duration, geographic scope, activity, or subject, it is the intent of the Parties that this Agreement shall be judicially modified by limiting or reducing it so as to be enforceable to the extent compatible with the applicable law. The existence of any claim or cause of action of Executive against Company (or against any member, director, officer or employee thereof), whether arising out of the Agreement or otherwise, shall not constitute a defense to: (i) the enforcement by Company of any of the restrictive covenants set forth in this Agreement; or (ii) Company’s entitlement to any remedies hereunder. Executive’s obligations under this Agreement are independent of any of Company’s obligations to Executive.

15.           Remedies for Breach of this Agreement. Executive acknowledges and agrees that it would be difficult to measure the damages to Company from any breach or threatened breach by Executive of this Agreement; that injury to Company from any such breach would be irreparable; and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive breaches or threatens to breach any of the promises contained in this Agreement, Company shall, in addition to all other remedies it may have (including monetary remedies), be entitled to seek injunction and/or equitable relief, on a temporary or permanent basis, to restrain any such breach or threatened breach without showing or proving any actual damage to Company. In addition, if Executive breaches the post-termination restrictive covenants in Sections 10, 11, 12 or 13 of this Agreement, Company's obligations to pay the Severance Payment and COBRA Reimbursement referred to in Section 8(b) shall immediately cease, and Company shall be entitled to all other remedies allowed in law or equity, including, but not limited to, the return of any Severance Payment made to Executive under this Agreement. Nothing herein shall be construed as a waiver of any right Company may have or hereafter acquire to pursue any other remedies available to it for such breach or threatened breach, including recovery of damages from Executive. In addition to any other rights or remedies Company may have hereunder, Company shall have the right and remedy to require Executive to account for and pay over to Company all compensation, profits, monies, accruals or other benefits derived or received by Executive due to a breach of Sections 10, 11, 12 or 13 of this Agreement.

16.           Attorneys’ Fees and Costs. In any action brought to enforce or otherwise interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party to the action or proceeding, including through settlement, judgment and/or appeal.

17.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida.

18.            Jurisdiction; Venue. The Parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in Palm Beach County, Florida over any suit, action or proceeding arising out of or relating to this Agreement. Service of any process, summons, notice or document by U.S. registered mail sent to the address of any Party for receipt of notices hereunder as provided in Section 27 hereof shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction a Party is or may be subject, by suit upon such judgment.

19.        Mutual Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND A TRIAL BY JURY FOR ANY CAUSE OF ACTION, CLAIM, RIGHT, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING BUT NOT LIMITED TO THE CONSTITUTION OF THE UNITED STATES, THE CONSTITUTION OF ANY STATE, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATION. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

20.           Waiver. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the Party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement. The failure or delay of Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Employee’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

21.           Survival. Executive’s post-termination obligations and Company’s post-termination rights under Sections 10 through 21 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with Company regardless of the reason for termination; shall continue in full force and effect in accordance with their terms; and shall continue to be binding on the Parties.

22.           Construction; Independent Representation. The Parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any Party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentum. Executive acknowledges that Company has provided Executive with a reasonable opportunity to obtain independent legal advice with respect to this Agreement, and that Executive has obtained such independent legal advice prior to executing this Agreement.

23.            Legal Fees for Negotiation of Agreement. Company shall pay the reasonable and properly documented legal fees incurred by Executive prior to the Effective Date related to the negotiation and execution of this Agreement, such amount not to exceed the sum of Five Thousand and No/100 Dollars ($5,000.00), and to be supported by an invoice or bill as such is otherwise normally issued by Executive’s attorney. Any costs and expenses paid or reimbursed hereunder shall be paid within forty-five (45) days after receipt of written request by Executive for payment or reimbursement; provided that in no event shall any such amount be paid later than the end of the calendar year next following the calendar year in which the legal fee and related expenses were incurred.

24.           Entire Agreement. This Agreement constitutes the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments, including but not limited to the Consulting Agreement, are hereby canceled and terminated.

25.           Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the Party or Parties against whom enforcement of such amendment, supplement, or modification is sought.

26.          Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given: (a) upon delivery, if delivered by hand; (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by certified U.S. mail; or (c) on the next business day, if sent by prepaid overnight courier service. If not personally delivered by hand, notice shall be sent using the addresses set forth opposite each Party’s signature to this Agreement or to such other address as either Party may designate by written notice to the other.

27.          Code Section 409A Compliance. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, Company shall have no liability with regard to any failure to comply with Code Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section does not constitute a “deferral of compensation” within the meaning of Code Section 409A and the regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified Executive” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax Code Section 409A or any other taxes or penalties imposed under Code Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s Separation from Service, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first day of the seventh (7th) month following the Executive’s Separation from Service, or, if earlier, the date of the Executive’s death.

28.         Counterparts; Electronic Transmission; Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, including an electronic copy or facsimile, but all of which taken together shall constitute one and the same instrument. The headings used herein are for ease of reference only and shall not define or limit the provisions hereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SOLITRON DEVICES, INC.		Address for notices:

By:	/s/ Tim Eriksen	901 Sansburys Way
Title:	Chief Executive Officer	West Palm Beach, FL 33411

With a copy to:

/s/ Mark Matson
MARK MATSON

With a copy to:

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